UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

February 19, 2016

Date of Report (Date of earliest event reported)

ON Semiconductor Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-30419	36-3840979
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

ON Semiconductor Corporation 5005 E. McDowell Road Phoenix, Arizona	85008
(Address of principal executive offices)	(Zip Code)

(602) 244-6600

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement

On February 19, 2016, the Board of Directors (the “Board”) of ON Semiconductor Corporation (the “Company”) approved a form of indemnification agreement (the “Indemnification Agreement”) and authorized the Company to enter into an indemnification agreement in substantially the form of the Indemnification Agreement with each of its directors and executive officers (each, an “Indemnitee”).

The Indemnification Agreement clarifies and supplements the indemnification rights and obligations of the Indemnitee and Company already included in the Company’s Certificate of Incorporation and Bylaws. Under the terms of the Indemnification Agreement, subject to certain exceptions specified in the Indemnification Agreement, the Company will indemnify the Indemnitee to the fullest extent permitted by Delaware law in the event the Indemnitee becomes subject to or a participant in certain claims or proceedings as a result of the Indemnitee’s service as a director or officer. The Company will also, subject to certain exceptions and repayment conditions, advance to the Indemnitee specified indemnifiable expenses incurred in connection with such claims or proceedings.

The foregoing description of the Indemnification Agreement does not purport to be complete and is qualified in its entirety by reference to the full and complete terms of the Indemnification Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

The below exhibit is furnished as part of this report.

Exhibit No.	Description

10.1	Form of Indemnification Agreement with Directors and Officers

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ON SEMICONDUCTOR CORPORATION (Registrant)

Date: February 25, 2016	By:	/s/ George H. Cave
George H. Cave
Executive Vice President, General Counsel, Chief Compliance and Ethics Officer, Chief Risk Officer and Corporate Secretary

EXHIBIT INDEX

The below exhibit is furnished as part of this report.

Exhibit No.	Description

10.1	Form of Indemnification Agreement with Directors and Officers